Exhibit 10.23

TO:	Kehe Vendors and Brokers

FROM:	Brandon Barnholt, President & CEO, Kehe Food Distributors, Inc.

DATE:	December 23, 2009

SUBJECT:	Tree of Life

Kehe Food Distributors, Inc. has signed an agreement to acquire Tree of Life, Inc. We anticipate an early 2010 closing date.

This historic event for Kehe Food Distributors, Inc. will (when closed) unite two dynamic companies with the ability to more efficiently and effectively serve our retail and vendor partners. The two companies complement each other’s strengths. The combined resources of Kehe and Tree of Life will create significant marketing, sales, account management, merchandising, distribution and eCommerce synergies that will benefit our retail and vendor partners. The combined enterprise will provide Natural & Organic, Specialty & Gourmet and Ethnic products to retail locations throughout the US, Canada, Mexico and the Caribbean.

Kehe believes in identifying and filling the product and service needs of retail partners. The combined company will be better suited than ever to fulfill this vision—for retail partners ranging from the smallest independent grocer or natural food store to the largest national chain.

During the transition process, your continued support will be critical to our success. It is of utmost importance that we all remain on-track with our selling programs and initiatives. Your Kehe business activities are to be conducted as usual, and you should continue to interact with your regular Kehe contacts.

We are in the process of developing plans for the integration of the two companies. We will communicate details as they become available.

If you have any questions regarding this communication, please contact Ted Beilman at ted.beilman@kehefood.com or 630-343-0131.